PRICING SUPPLEMENT                                           File No. 333-122639
------------------
(To Prospectus Supplement and                                     Rule 424(b)(3)
Prospectus dated February 25, 2005)
Pricing Supplement Number: 2500

                         Merrill Lynch & Co., Inc.

                         Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue

                               Fixed Rate Notes

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Principal Amount:                                       $350,000,000
Issue Price:                                            99.318% (plus accrued interest from August 4, 2005)
CUSIP Number:                                           59018YVV0
Interest Rate:                                          4.79% per annum
Original Issue Date:                                    January 27, 2006
Stated Maturity Date:                                   August 4, 2010
Interest Payment Dates:                                 February 4th and August 4th of each year, commencing on
                                                        February 4, 2006 subject to the following Business Day
                                                        convention.

Repayment at the Option of the Holder:                  The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the Option of the Company:                The Notes cannot be redeemed prior to the Stated Maturity
                                                        Date.

Form:                                                   The Notes will be issued in fully registered book-entry
                                                        form.  As described in the accompanying prospectus
                                                        supplement, upon issuance, all of the Notes will be
                                                        represented by one or more fully registered global Notes.
                                                        Each global Note will be deposited with, or on behalf of,
                                                        The Depository Trust Company, otherwise known as DTC, or any successor to it (the "depository"), as depositary, and
                                                        registered in the name of Cede & Co., DTC's partnership
                                                        nominee.

                                                        Investors may elect to hold interests in the global Notes
                                                        through either the depository, in the United States, or
                                                        Clearstream Banking, societe anonyme ("Clearstream,
                                                        Luxembourg"), or Euroclear Bank S.A./N.V., as operator of
                                                        the Euroclear System ("Euroclear"), if they are participants in these systems, or indirectly through organizations which are participants in these systems.

                                                        Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold interests in customers' securities accounts in the depositaries' names on the books of the depository.

                                                        At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A.
                                                        acts as U.S. depositary for Euroclear (the "U.S.
                                                        Depositaries").  Beneficial interests in the global
                                                        securities will be held in denominations of $1,000 and
                                                        integral multiples thereof. Except as set forth below or in the accompanying prospectus supplement, the global
                                                        securities may be transferred, in whole but not in part,
                                                        only to another nominee of the depositary or to a successor of the depository or its nominee.

Other Provisions:                                       The Notes offered by this pricing supplement, and the
                                                        accompanying prospectus supplement and prospectus, have
                                                        terms and conditions identical to, and shall be part of the series of, other  Medium-Term Notes, Series C issued by
                                                        ML&Co. Inc. (the Company) on August 4, 2005.  The Notes
                                                        offered hereby and such other, identical Notes previously
                                                        issued will share the same CUSIP number 59018YVV0.

Trustee:                                                JPMorgan Chase Bank, N.A.

Underwriters:                                           Merrill Lynch, Pierce, Fenner & Smith Incorporated
                                                        ("MLPF&S"), LaSalle Financial Services, Inc. and HSBC
                                                        Securities (USA) Inc. (the "Underwriters"), are acting as
                                                        principals in this transaction. MLPF&S is acting as the Lead
                                                        Underwriter.

                                                        Pursuant to an agreement, dated January 24, 2006 (the
                                                        "Agreement"), between Merrill Lynch & Co., Inc. (the
                                                        "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the
                                                        Underwriters has severally and not jointly agreed to
                                                        purchase the principal amount of Notes set forth opposite
                                                        its name below:

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                                                        Underwriters                    Principal Amount of the Notes
                                                        ------------                    -----------------------------


                                                        Merrill Lynch, Pierce, Fenner   $343,000,000
                                                        & Smith Incorporated

                                                        HSBC Securities (USA) Inc.      $  3,500,000

                                                        LaSalle Financial Services,     $  3,500,000
                                                        Inc.                            ------------
                                                                                        $350,000,000
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                                                        Pursuant to the Agreement, the obligations of the
                                                        Underwriters are subject to certain conditions and the
                                                        Underwriters are committed to take and pay for all of the
                                                        Notes, if any are taken.

                                                        The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above.  After the initial public offering, the Issue Price may be changed.

                                                        The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the
                                                        Securities Act of 1933, as amended.

Underwriting Discount:                                  0.325%

Dated:                                                  January 24, 2006


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